Prospectus Supplement filed under Rule 424(b)(3)
                                       Registration No. 333-07899

                      Prospectus Supplement

The Prospectus dated August 13, 1996, relating to the offer for resale of up to $200,650,000 aggregate principal amount of the Continental Airlines, Inc. 6-3/4% Convertible Subordinated Notes due April 15, 2006 is hereby supplemented as follows:

1) "SBC Warburg Inc." is added to the table of Selling Holders on page 39 with a Principal Amount of Registered Notes as of October 1, 1996 of $1,000,000. S.G. Warburg & Co., Inc. (which merged with SBC Capital Markets Inc. on June 4, 1996 to form SBC Warburg Inc.) has in the past provided to Continental Airlines, Inc. and/or its affiliates investment banking and/or advisory services for which it has received customary fees, and may in the future provide such services.

2) "Salomon Brothers Equity Arbitrage Finance Limited I" is added to the table of Selling Holders on page 39 with a Principal Amount of Registered Notes as of October 2, 1996 of $2,000,000. Salomon Brothers Inc (an affiliate of Salomon Brothers Equity Arbitrage Finance Limited I) has in the past provided to Continental Airlines, Inc. and/or its affiliates investment banking and/or advisory services for which it has received customary fees, and may in the future provide such services.

3) "Smith Barney & Co." is added to the table of Selling Holders on page 39 with a Principal Amount of Registered Notes held as of October 2, 1996 of $125,000. Smith Barney & Co. has in the past provided to Continental Airlines, Inc. and/or its affiliates investment banking and/or advisory services for which it has received customary fees, and may in the future provide such services.

4)   "Elliott Associates, L.P." is added to the table of Selling
     Holders on page 39 with a Principal Amount of Registered
     Notes held as of September 26, 1996 of $1,340,000.

5) "Westgate International, L.P." is added to the table of Selling Holders on page 39 with a Principal Amount of Registered Notes held as of September 26, 1996 of $660,000.

6)   Footnote (14) on page 40 is amended in its entirety to read:
     "As of Septebmer 6, 1996, Delta Airlines Master Trust beneficially owned $3,690,000 in aggregate principal amount of Registered Notes."

7) An additional footnote with respect to OCM Convertible Trust is added on page 40 stating: "As of September 6, 1996, OCM
     Convertible Trust beneficially owned $5,665,000 in aggregate principal amount of Registered Notes."

8) "Lehman Brothers, Inc." and its Principal Amount of Registered Notes of $132,300 is deleted in its entirely from the table of Selling Holders on page 39. "Lehman Brothers, Inc." is deleted from the second sentence of the second paragraph appearing under the heading "Selling Holders" on page 38.


   The date of this Prospectus Supplement is October 7, 1996.